UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.)

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Nexstar Broadcasting Group, Inc.

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2015 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR BROADCASTING GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Broadcasting Group, Inc. (the “Annual Meeting”) will be held at:

Nexstar Broadcasting Group, Inc.

The Summit

545 E. John Carpenter Freeway

Suite 120

Irving, Texas 75062

Thursday, June 11, 2015

10:00 a.m., Central Daylight Time

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class III directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.
3.	To advise the Board of Directors on the compensation of our Named Executive Officers.
4.	The approval of our 2015 Long-Term Equity Incentive Plan.
5.	To transact any other business which may properly come before the meeting.

Nexstar Broadcasting Group, Inc. is mailing this Proxy Statement and the related proxy on or about May 7, 2015 to its stockholders of record on April 17, 2015. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary

April 24, 2015

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2015:

The Proxy Statement and the Company’s 2014 Annual Report on Form 10-K are available at https://materials.proxyvote.com/65336K.

PROXY STATEMENT TABLE OF CONTENTS

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Broadcasting Group, Inc., a Delaware corporation (“Nexstar” or the “Company”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Thursday, June 11, 2015 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class III directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; (3) advise the Board of Directors on the compensation of Named Executive Officers; (4) approve our 2015 Long-Term Equity Incentive Plan; and (5) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that is received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2015; (iii) FOR the approval, by non-binding vote, of executive compensation; (iv) FOR the approval of the 2015 Long-Term Equity Incentive Plan; and (v) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 7, 2015.

Voting Securities

Stockholders of record on April 17, 2015 may vote at the Annual Meeting. On that date, there were 31,291,608 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the approval of executive compensation and the approval of the 2015 Long-Term Equity Incentive Plan without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Voting Instructions

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of our Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is voted by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

Votes Necessary to Approve Proposals

•	Proposal 1: Election of Class III Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. For the proposal to elect directors, abstentions and broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not treated as votes cast.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on this matter and will have no effect on the voting results.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding to the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Because this vote is advisory only, abstentions and broker non-votes will have no effect on the voting for this matter.

•	Proposal 4: Approval of the 2015 Long-Term Equity Incentive Plan

The approval of our 2015 Long-Term Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on this matter and will have no effect on the voting results.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2016, 2017 and 2015, respectively. At the 2015 Annual Meeting, all of our class III directors are up for election.

Our Board of Directors has nominated Messrs. Perry A. Sook, Geoff Armstrong and Jay M. Grossman as nominees for election as our class III directors. Once elected, each of our class III directors’ terms will expire on the date of our 2018 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class III directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Perry A. Sook, Geoff Armstrong and Jay M. Grossman to the Board of Directors.

Principal Occupation and Business Experience
Perry A. Sook

Perry A. Sook has served as Chairman of our Board of Directors, President and Chief Executive Officer and as a Director since our inception in 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as a director of the National Association of Broadcasters, the NBC Affiliate Association Board and the Television Bureau of Advertising and serves as Vice Chairman and trustee for the Ohio University Foundation. Previously, Mr. Sook served on the board of Penton Media.

Mr. Sook brings to the Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Principal Occupation and Business Experience
Geoff Armstrong

Geoff Armstrong has served as a Director since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm, and currently serves on the board and as Chairman of the audit committee at SFXii, an entertainment company, beginning in January 2013. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One since June 2001 and May 2002, respectively. Mr. Armstrong has also served on the board of directors of Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to the Board of Directors his extensive experience as the CFO of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Jay M. Grossman

Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive officer at ABRY Partners, LLC (“ABRY”), which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Grande Communications Networks and RCN Telecom Services. Previously, Mr. Grossman served on the board of directors of a wide variety of companies including Atlantic Broadband, Q9 Networks, Sidera Networks, WideOpenWest Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to the Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a Director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of our Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2015 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking stockholders to cast an advisory, non-binding vote on the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

PROPOSAL 4 – APPROVAL OF THE 2015 LONG-TERM EQUITY INCENTIVE PLAN

Subject to approval by the stockholders, our Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, has approved our 2015 Long-Term Equity Incentive Plan (the “2015 Plan”).

The Board of Directors believes that the approval of the 2015 Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

The Company believes that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2015 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains one equity compensation plan (the 2012 Plan), which provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock and performance awards. As of April 10, 2015, options to purchase 2,803,977 shares of the Company’s Class A Common Stock were outstanding and 220,500 restricted stock units were unvested. An additional 16,250 shares of the Company’s Class A Common Stock were available for new award grants under the 2012 Plan.

The Board of Directors approved the 2015 Plan based, in part, on a belief that the number of shares currently available under the 2012 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives.

The following is a summary of the significant terms of the 2015 Plan, but does not include all of the provisions of the 2015 Plan. For further information we refer you to the 2015 Plan, a copy of which is attached as Annex A.

Shares Available For Awards

The aggregate number of shares of our Class A Common Stock that may be issued under all stock-based awards made under the 2015 Plan will be 2,500,000 shares.

The Compensation Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2015 Plan.

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of common stock under the 2015 Long-Term Equity Incentive Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2015 Long-Term Equity Incentive Plan by our stockholders.

Key Terms

Any employee, officer, consultant, independent contractor, advisor or non-employee director providing services to us, who is selected by the Compensation Committee, is eligible to receive an award under the 2015 Plan. As of April 10, 2015, approximately 4,103 employees and 6 non-employee directors were eligible as a class to be selected by the Compensation Committee to receive awards under the 2015 Plan.

Each individual to whom a grant is made under the 2015 Plan will enter into a written agreement with the Company that will contain, among other provisions, vesting requirements, award restrictions and the duration of such restrictions. Unless the Compensation Committee determines otherwise and except in certain occurrences of termination or Change of Control, no award under the 2015 Plan may be exercised and no award restrictions may lapse within 12 months from the date of grant. The Compensation Committee may accelerate vesting in connection with a change of control of the Company.

The term of awards may not be longer than 10 years from the date of grant. If an award terminates, is forfeited or is cancelled, shares covered by such award will increase the pool of stock under the 2015 Plan and will again be available to be awarded under the 2015 Plan, except for shares that were used by participant to pay the exercise price of an option or satisfy tax obligation of an exercise or shares subject to a SAR that are not issued upon its exrcise. If a participant’s employment or service as a director terminates during the vesting period for any reason other than death, disability or retirement, all of the participant’s unexercised awards that were vested and exercisable on the date of such termination will remain exercisable for a period of 90 days after the date of such termination, and all of the participant’s unexercised awards that were not vested or exercisable on the date of such termination will be forfeited immediately.

The exercise price of stock options and SARs may not be less than 100% of the fair market value of a share of Common Stock as of the date of grant and, in case of the stock option award to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of such stock option award may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant.

The Compensation Committee will administer the 2015 Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2015 Plan.

New Plan Benefits

No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2015 Plan. The grant of any awards under the 2015 Plan will be at the discretion of the Compensation Committee, as will the terms and number of awards to be granted in the future. Since no such determinations regarding the grant of awards have yet been made, the benefits or amounts that will be received by or allocated to the Company’s Named Executive Officers, executive officers as a group, non-employee directors as a group, and all other employees cannot be determined at this time.

Market Price of Shares

The closing price of a share of Common Stock on April 20, 2015 was $57.87.

Types of Awards and Terms and Conditions

The 2015 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	stock appreciation rights;
•	restricted stock and restricted stock units (“RSUs”); and
•	performance awards of cash or stock.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The Compensation Committee may, in its discretion, permit non-qualified stock options to be net exercised.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee.

Performance Awards. The Compensation Committee may grant performance awards under the 2015 Plan. A performance award may be denominated or payable in cash, stock (including restricted stock and restricted stock units), other securities, other awards or other property, and confers on the holder the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during a performance period as established by the Compensation Committee. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Compensation Committee.

Non-Employee Director Limitations

The maximum grant date fair value of any award granted to any non-employee director during any calendar year under the 2015 Plan will not exceed $500,000. The $500,000 limit does not include shares of Common Stock granted in lieu of all or any portion of such non-employee director’s cash retainer fees.

Change of Control

If a participant’s services are terminated without cause or other than due to death or disability following a change of control, then all of the participant’s awards (other than performance awards) will become immediately fully vested and, in the case of options and SARs, exercisable for up to the later of 90 days after the date of termination or the expiration date of the award. Furthermore, a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the change of control.

Duration and Termination

No awards may be made after ten years from the earlier of the date of adoption of the 2015 Plan by the Board of Directors, the date of stockholder approval or any earlier date of discontinuation or termination established pursuant to the 2015 Plan. However, awards granted under the 2015 Plan prior to expiration may extend beyond the expiration of the 2015 Plan.

Clawback or Recoupment of Awards

All awards under the 2015 Plan will be subject to forfeiture and/or penalty conditions determined by the Compensation Committee and set forth in the award agreement, including recovery under any law, government regulation or stock exchange listing requirement.

Blackout Periods

Notwithstanding contrary provisions in the 2015 Plan or any award agreement, Nexstar has the authority to establish any “blackout” period that it deems necessary or advisable with respect to any and all awards.

Prohibition on Repricing Awards

Without the approval of our stockholders, the Compensation Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2015 Plan.

Section 162(m) Limitations

Although the Compensation Committee may consider preserving tax deductibility as one objective in administering the 2015 Plan, that objective will only be one consideration among others, including the ability of the 2015 Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders. As such, the Compensation Committee may authorize awards under the 2015 Plan that are not fully tax deductible under Section 162(m) of the Code. To the extent applicable to U.S.-based executives, Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of its Chief Executive Officer and the three other most highly compensated officers other than the principal financial officer. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. While the Compensation Committee views preserving tax deductibility as an important objective, it believes the primary purpose of the Company’s compensation program is to support its strategy and the long-term interests of its stockholders. Accordingly, the Compensation Committee may authorize awards under the 2015 Plan that are not fully tax deductible under Section 162(m).

The restrictions described below (which will be doubled with respect to any participant during his/her first year of employment) will apply to awards under the 2015 Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code:

(i) During any fiscal year, the maximum number of shares of Common Stock subject to any award of stock options or SARs, or, with respect to any award of restricted stock or RSUs when the grant or vesting is subject to performance, will be 500,000 per participant per award type;

(ii) During any twelve-month period, the maximum cash payment that may be earned via any cash-based award where the grant or vesting is subject to performance goals will be $10,000,000 per participant; and

(iii) During any twelve-month period, the maximum number of shares of Common Stock subject to any performance award intended to qualify as performance-based compensation that may be earned will be 500,000 shares per participant.

The individual participant limitations described herein are cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve-month period or fiscal year, as applicable.

There are no annual individual limitations applicable to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Performance Goals

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of awards intended to be “performance-based compensation” under Section 162(m) of the Code, will be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following: (i) earnings (either in the aggregate or on a per share basis); (ii) operating income or profit; (iii) underwriting income or profit; (iv) profitability ratios; (v) gross income; (vi) net income (before or after taxes); (vii) cash flow (including annual cash flow provided by operations); (viii) gross profit; (ix) gross profit return on investment; (x) gross margin return on investment; (xi) gross margin; (xii) operating margin; (xiii) working capital; (xiv) earnings before interest and taxes; (xv) earnings before or after either, or any combination of, interest, tax, depreciation and amortization; (xvi) return on equity; (xvii) return on assets; (xviii) return on capital; (xix) return on invested capital; (xx) any other return measures; (xxi) net revenues; (xxii) gross revenues; (xxiii) annual net income to shares of Common Stock; (xxiv) revenue growth; (xxv) annual recurring revenues; (xxvi) recurring revenues; (xxvii) license revenues; (xxviii) changes in annual revenue; (xxix) sales or market share; (xxx) total stockholder return, including return on assets, investment, invested capital, and equity (including income applicable to common stockholders or other class or stockholders); (xxxi) share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (xxxii) economic value added; (xxxiii) operational performance measures; (xxxiv) reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof; (xxxv) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Compensation Committee in its sole discretion; (xxxvi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market-penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures; (xxxvii) the fair market value of a share of Common Stock; (xxxviii) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; (xxxix) reduction in operating expenses or (xl) book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof.

With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted thereunder, the Compensation Committee may, in its sole discretion, exclude or adjust the impact of an event or occurrence that the Compensation Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Compensation Committee, in its sole discretion. In addition, awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Compensation Committee in its sole discretion. Such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Compensation Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

DIRECTORS

The current directors of the Company are:

	Independent	Age	Nexstar Position
Perry A. Sook		57	Chairman, President, Chief Executive Officer and Class III Director
Geoff Armstrong	✓	57	Class III Director
Jay M. Grossman	✓	55	Class III Director
I. Martin Pompadur	✓	79	Class II Director
Dennis A. Miller	✓	57	Class II Director
Lisbeth McNabb	✓	54	Class I Director
C. Thomas McMillen	✓	62	Class I Director

Perry A. Sook – biographical information for Mr. Sook can be found under “Proposal 1 – Election of Class III Directors.”

Geoff Armstrong – biographical information for Mr. Armstrong can be found under “Proposal 1 – Election of Class III Directors.”

Jay M. Grossman – biographical information for Mr. Grossman can be found under “Proposal 1 – Election of Class III Directors.”

I. Martin Pompadur - has served as a Director since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. He is currently Global Vice Chairman, Media and Entertainment at Macquarie Capital as well as an advisor to several companies. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as a director of RP Coffee Ventures, IMAX Corporation and Truli Media Group. Previously, Mr. Pompadur served on the boards of Metan Development Group, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited and Linkshare Corporation.

Mr. Pompadur’s qualifications for election to the Board of Directors include his ability to offer a broad international perspective on issues considered by the Board of Directors and his extensive expertise in the media industry.

Dennis A. Miller has served as a Director since February 2014. From 2013 until April 2014, Mr. Miller served as President of Operations for TV Guide Network, a highly distributed entertainment network owned by CBS Corporation and Lionsgate Entertainment Corporation. From 2011 to 2013, Mr. Miller was as an independent consultant to MediaLink and Lionsgate. From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital, Mr. Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. His portfolio of investments included CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill), and K12, which went public in 2007. Before focusing on venture capital investing, Mr. Miller served as Executive Vice President of Lionsgate, a global entertainment company with motion picture, television, home entertainment and digital media operations, which he joined in 1998. From 1995 to 1998, Mr. Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception. From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego.

Mr. Miller’s qualifications for election to the Board include his over 25 years of knowledge and experience in numerous early-stage and established media, entertainment and technology companies. Mr. Miller currently serves on the board of directors of publicly-traded companies Radio One, Inc. and Canaccord Genuity Group Inc., a leading independent, full-service financial services firm. Previously, Mr. Miller served on the board of Global Eagle Entertainment, Inc.

Lisbeth McNabb has served as a Director since May 2006. In March 2013, Ms. McNabb founded DigiWorksCorp, a Digital and Big Analytics company, for retail, internet, and brand companies. Ms. McNabb is also founder and Chairman of w2wlink.com, a professional women’s online membership community. Ms. McNabb is the former Chief Financial Officer and Chief Revenue Officer of Match.com, an online dating company, where she was employed from March 2005 through 2006. Prior to joining Match.com, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, an on-site food service and facilities management company, from 2000 to 2005 and, previous to that, held innovation, management and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase. Ms. McNabb currently serves as a director of non-profit 4Word and is on the advisory boards of Southern Methodist University and the University of Nebraska. Previously, Ms. McNabb served as a director and chair of the audit committee of Tandy Brands and served on the advisory board of American Airlines, the Dallas Chapter of Financial Executives International, the Sammons Art Center and The Family Place.

Ms. McNabb brings to the Board of Directors her leadership skills in entrepreneurial and executive roles in brand, internet and technology companies and extensive strategy, integrated marketing, finance, analytics and operational scaling experience in a wide range of industries and in marketing to women.

C. Thomas McMillen has served as a Director since July 2015. Mr. McMillen served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 2005 and served as its President since July 2011 until his resignation in February 2014. From May 2011 to July 2013, Mr. McMillen served as Chairman of the National Foundation on Fitness, Sports and Nutrition, a Congressionally authorized foundation that Mr. McMillen founded where he currently serves as Treasurer. From 2010 to 2012, Mr. McMillen was the sole member and manager of NVT License Holdings, LLC, (New Vision Television) a Delaware limited liability company, which was the indirect parent and controlling entity of several other limited liability companies which held the Federal Communications Commission licenses for eight full power and two low power television stations in eight different television markets. From April 2007, he has served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK), and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Mr. McMillen’s qualifications to serve as a director include his over 27 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong	Chair	✓
Jay Grossman	✓		✓
I. Martin Pompadur		✓	Chair
Dennis A. Miller	✓
Lisbeth McNabb		Chair
C. Thomas McMillen			✓

Compensation Committee

The Compensation Committee makes all decisions about the compensation of the Chief Executive Officer and also has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide a long-term incentive for future performance that aligns stockholder interests and executive rewards.

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee met two times during 2014. The Compensation Committee operates under a written charter adopted by the Board of Directors in January 2004. In July 2013, the Board of Directors amended the charter of the Compensation Committee to comprise its members primarily of independent directors in order to comply with the rules and regulations of the NASDAQ Stock Market for an uncontrolled company. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met four times during 2014. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Ms. McNabb, who served as Chair of the Audit Committee in 2014, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates under a written charter adopted by the Board of Directors in January 2004. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors in January 2004. In July 2013, the Board of Directors amended the charter of the Nominating and Corporate Governance Committee to comprise its members primarily of independent directors in order to comply with NASDAQ requirements for an uncontrolled company. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. A copy of such charter is available through our web site at www.nexstar.tv. The Nominating and Corporate Governance Committee met once during 2014, and its functions were performed through consents or by the full Board of Directors. Our Nominating and Corporate Governance Committee will consider nominees for the Board of Directors (see “Stockholder Proposals for the 2016 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2014, the full Board of Directors met four times and each incumbent director attended all of the meetings of the Board of Directors and committees of the Board of Directors on which they serve.

Because fewer than ten non-management stockholders attended our 2014 Annual Meeting of Stockholders in person, the Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders. Mr. Sook attended the 2014 Annual Meeting of Stockholders.

The Board of Directors has not adopted a nominating policy to be used for identifying and evaluating nominees for Director, including Director candidates recommended by stockholders, and has not established any specific minimum qualifications that Director nominees must possess. Instead, the Nominating and Corporate Governance Committee determines the qualifications and skills required to fill a vacancy to complement the existing qualifications and skills, as a vacancy arises in the Board of Directors. However, if it is determined that a nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt a nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity with the addition of each new nominee.

Nexstar is not a “controlled company” in accordance with the rules and regulations of the NASDAQ Stock Market. Thus, we are required to maintain a majority of independent Directors on our Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors.

Board of Directors Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. Although the Board of Directors does not currently have a formal policy, the Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has, so far, not found a need to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent Directors have time and again demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions.  Under NASDAQ independence rules, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller and McMillen and Ms. McNabb.

Risk Oversight

Our Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. In addition, the Audit Committee, in conjunction with senior management, manage the Company’s data risks (including privacy and storage risks). Through the Compensation Committee, the Board of Directors helps manage potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through the evaluation of potential station acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, the other executive officers and Directors, and persons performing similar functions. The purpose of the Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar and to promote compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004. The Board of Directors periodically reviews the Code of Ethics for any necessary changes. The Board of Directors performed such a review in 2012 and made no changes to the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of our Directors or executive officers served, and we anticipate that no member of our Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. Each non-employee director receives compensation of $60,000 per year for their services as a director. The Audit Committee Chairman, the Compensation Committee Chairman and the Nominating and Corporate Governance Committee Chairman receive additional annual compensation of $15,000, $10,000 and $7,500, respectively. Each non-employee director also receives $1,500 for each in-person meeting of the Board of Directors or committee thereof of which they are a member and $750 for each telephonic meeting that they attended. We reimburse our directors for business related travel expenses.

Each class of directors holds office until the applicable meeting of the stockholders of Nexstar for election of their class of Directors and until their successors are elected and qualified. There are no family relationships among Directors or executive officers of Nexstar.

2014 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2014:

	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	Total ($)
Geoff Armstrong	$80,500		$639,240	$719,740
Jay M. Grossman	—	(2)	639,240	639,240
I. Martin Pompadur	76,500		639,240	715,740
Dennis A. Miller	64,500		323,450	387,950
C. Thomas McMillen	31,500		368,850	400,350
Lisbeth McNabb	83,250		639,240	722,490

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards. The aggregate option awards outstanding for each Director as of December 31, 2014 were as follows (in shares):

	Vested	Unvested
Geoff Armstrong	5,000	20,000
Jay M. Grossman	—	20,000
I. Martin Pompadur	1,000	20,000
Dennis A. Miller	—	10,000
C. Thomas McMillen	—	10,000
Lisbeth McNabb	4,000	20,000

Stock options vest over a range of four to five years and expire ten years from the date of grant.

(2)

Mr. Grossman serves as a Managing Partner of ABRY, our former principal stockholder. In May 2013, ABRY sold the remainder of its common stock holdings in Nexstar and no longer holds an ownership interest in Nexstar. Mr. Grossman is now an independent director under NASDAQ independence rules and will receive compensation in 2015.

EXECUTIVE OFFICERS

The current executive officers of the Company are:

	Age	Nexstar Position
Perry A. Sook	57	President, Chief Executive Officer and Director
Thomas E. Carter	56	Chief Financial Officer and Executive Vice President
Timothy C. Busch	52	Executive Vice President, Co-Chief Operating Officer
Brian Jones	54	Executive Vice President, Co-Chief Operating Officer
Thomas O’Brien	54	Executive Vice President, Digital Media and Chief Revenue Officer
Blake Russell	44	Senior Vice President, Station Operations
Elizabeth Ryder	50	Senior Vice President, General Counsel and Secretary
Julie Pruett	53	Senior Vice President and Regional Manager
William Sally	57	Senior Vice President and Regional Manager
Theresa Underwood	52	Senior Vice President and Regional Manager

Perry A. Sook – biographical information for Mr. Sook can be found under “Proposal 1 – Election of Class III Directors.”

Thomas E. Carter has served as our Chief Financial Officer since August 2009. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch has served as our Executive Vice President and Co-Chief Operating Officer since May 2008. Mr. Busch served as Senior Vice President and Regional Manager from October 2002 to May 2008. Prior to that time, Mr. Busch served as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at Gannett-owned WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales management positions at WGR-AM and FM radio stations in Buffalo. Mr. Busch has served on various boards in the Rochester and Buffalo areas as well as the New York State Broadcasting Association and as the former Chairman of the CBS Affiliate Board. Mr. Busch currently serves on the New York State Broadcasting Association Board of Directors and the Upstate New York Advisory Board for the Federal Reserve Bank of New York.

Brian Jones has served as our Executive Vice President and Co-Chief Operating Officer since May 2008. Mr. Jones served as Senior Vice President and Regional Manager from May 2003 to May 2008. Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager at KTVT (CBS) and KTXA (IND) in Dallas/Fort Worth, Texas from 1995 to 2003. Prior to that, Mr. Jones served in various management, sales and news positions at KTVT, MMT Sales, Inc., KXAS (NBC) in Dallas/Ft. Worth, KLBK (CBS) in Lubbock, Texas and KXAN (NBC) in Austin, Texas. Mr. Jones has served as the Chairman of the FOX Affiliates Board of Governors, Chairman of the Board of the Texas Association of Broadcasters, on the Small Market Advisory Committee of the National Association of Broadcasters and on the Southern Methodist University Journalism Advisory Committee.

Thomas O’Brien joined Nexstar in November 2013 as Executive Vice President, Digital Media and Chief Revenue Officer. Mr. O’Brien is responsible for leading Nexstar’s digital media portfolio including the content, product, service and sales teams, development of the Company’s multi-screen strategy, business development and digital investment strategy and the expansion of Nexstar’s overall digital media business portfolio. As the Company’s Chief Revenue Officer, he works closely with Nexstar’s broadcast leadership teams throughout the country to drive holistic revenue growth across the entire Company. Prior to joining Nexstar, Mr. O’Brien served as President and Managing Partner of Prescient Strategy Group, from 2012 to 2013. Prior to that, Mr. O’Brien served as Executive Vice President & Chief Revenue Officer for CNBC, from 2010 to 2012. From 1997 to 2010, Mr. O’Brien served as President and General Manager in the NBC Television Stations Division, serving the Connecticut, Dallas/Ft. Worth and New York markets. Prior to NBC, Mr. O’Brien served in sales management roles at Viacom Broadcasting.

Blake Russell has served as our Senior Vice-President of Station Operations since November 2008. Prior to that, he served as Vice President Marketing and Operations since October 2007. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as our Director of Marketing/Operations at KTAL (NBC) in Shreveport, Louisiana from 2000 to December 2003.

Elizabeth Ryder has served as our Senior Vice President and General Counsel since November 1, 2013, Secretary since January 1, 2013 and Vice President and General Counsel since May 2009. Prior to joining Nexstar, Ms. Ryder served as Vice President—Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Julie Pruett was appointed as the company’s Senior Vice President and Regional Manager of West Region Markets in September 2013. From 1997 through August 2013, Ms. Pruett served as Vice President/General Manager of Nexstar’s KFDX and Mission’s KJTL and KJBO serving the Wichita Falls, Texas and Lawton, Oklahoma, market. From 1989 to 1997, Ms. Pruett served in sales and various management positions at KFDX. Ms. Pruett also worked in the agency side of the business, developing and implementing marketing plans for multiple clients.  Altogether, Ms. Pruett has 24 years of experience in the television industry.

William Sally joined Nexstar in September 2013 as a Senior Vice President and Regional Manager. Mr. Sally is responsible in overseeing station operations in 12 television markets in Nexstar's East region including New York, Vermont, Pennsylvania, Indiana, Maryland and Alabama. His responsibilities include generating revenue strategies across Nexstar's multimedia platforms, while evaluating and improving operating efficiencies. Prior to joining Nexstar, Mr. Sally was Vice President and General Manager for Newport Television in Albany at WXXA from May 2008 to December 2012. He held the same position for Smith Broadcasting in Burlington, Vermont, at WFFF from August 1998 to April 2004 and at WFFF and WVNY from April 2004 to April 2008. Mr. Sally also held various management level positions in sales including while in California at KEYT in Santa Barbara from January 1995 to August 1998. He began his television career in 1978 in Utica where he later became Sports Director/Anchor at WKTV.

Theresa Underwood was named Senior Vice President and Regional Manager in April 2015. Ms. Underwood is responsible for overseeing strategic planning and business development of the Company’s broadcast and digital operations in the Northeast. Since 2000, Ms. Underwood has served as Vice President and General Manager of Nexstar-owned WSYR-TV (ABC) and LocalSYR.com serving the Syracuse, NY market. She spent 22 years at WSYR-TV where she held various management level positions. Ms. Underwood first joined Nexstar as VP / General Manager of WSYR-TV in December 2012 when the Company acquired various assets of Newport Television.

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of April 10, 2015 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) the Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of June 9, 2015 (60 days after April 10, 2015) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of April 10, 2015, there were no shares issued and outstanding under Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Broadcasting Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Direct Ownership	Vested Options	Total	%
Beneficial Owners of More Than 5%:
Neuberger Berman Group, LLC(1)	3,368,632	—	3,368,632	10.8%
MSDC Management, L.P.(2)	3,056,793	—	3,056,793	9.8%
Luxor Capital Group, LP(3)	2,555,987	—	2,555,987	8.2%
BlackRock, Inc.(4)	2,068,002	—	2,068,002	6.6%
Roystone Capital Management LP(5)	1,863,000	—	1,863,000	6.0%
FMR, LLC(6)	1,797,352	—	1,797,352	5.7%
The Vanguard Group(7)	1,785,243	—	1,785,243	5.7%
Orange Capital, LLC(8)	1,648,117	—	1,648,117	5.3%
Current Directors:
Perry A. Sook(9)	925,956	1,067,636	1,993,592	6.2%
Geoff Armstrong	—	10,000	10,000	0.0%
Jay M. Grossman	50,000	5,000	55,000	0.2%
I. Martin Pompadur	1,000	6,000	7,000	0.0%
Dennis A. Miller	4,500	2,500	7,000	0.0%
Lisbeth McNabb	—	8,200	8,200	0.0%
C. Thomas McMillen	—	—	—	—
Current Named Executive Officers:
Thomas E. Carter	64,947	103,750	168,697	0.5%
Timothy C. Busch	40,214	47,500	87,714	0.3%
Brian Jones	10,500	57,841	68,341	0.2%
Thomas O’Brien	—	10,000	10,000	0.0%
All current directors and executive officers as a group (16 persons)	1,124,402	1,424,427	2,548,829	7.8%

(1)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 12, 2015. The address of Neuberger Berman Group LLC is 605 Third Avenue New York, NY 10158.
(2)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 17, 2015. The address of MSDC Management, L.P. is 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(3)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 17, 2015. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York, NY 10036.
(4)	The number of shares is derived from the Schedule 13G/A filed with the SEC on January 29, 2015. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10022.
(5)	The number of shares is derived from the Schedule 13G filed with the SEC on November 13, 2014. The address of Roystone Capital Management LP is 767 Third Avenue, 6th Floor, New York, NY 10017.
(6)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 13, 2015. The address of FMR, LLC is 245 Summer Street, Boston, MA 02210.
(7)	The number of shares is derived from the Schedule 13G filed with the SEC on February 10, 2015. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(8)	The number of shares is derived from the Schedule 13G/A filed with the SEC on January 29, 2015. The address of Orange Capital, LLC is 1370 Avenue of the Americas, 23rd Floor, New York, NY 10019.
(9)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2014, the Forms 3 and certain initial Forms 4 for Thomas O’Brien, William Sally, Dennis Miller and Charles Thomas McMillen were filed after their deadlines, due to a delay in registering these filers with the SEC. Additionally, the Forms 4 for Royce Yudroff, Geoffrey Armstrong, Martin Pompadur, Lisbeth McNabb and Jay Grossman for the receipt of stock option awards on January 15, 2014 were filed on January 22, 2014, due to administrative oversight. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2014, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Broadcasting Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s stock option plans and approves grants under the equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders.

Respectfully submitted,

Geoff Armstrong, Chair
Jay Grossman
Dennis A. Miller

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION STRATEGY

In this Compensation Discussion and Analysis, we provide a detailed discussion and analysis of our compensation program and policies and the critical factors that are considered in making compensation decisions.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2014, along with the other three most highly-compensated executive officers, are collectively referred to as the “Named Executive Officers.”

Stockholder Say on Pay Considerations

In 2013, we provided stockholders with an advisory vote on executive compensation (Say on Pay vote) with respect to 2012 compensation. Our executive compensation program was approved by 89% of the votes cast.  These results demonstrate strong stockholder support for our executive compensation program.

We evaluate our executive compensation program at least annually, and this year, we have taken into account the outcome of our 2013 Say on Pay vote when considering our 2014 compensation program. We are asking stockholders to vote again on executive compensation this year. Our Board of Directors and the Compensation Committee will continue to consider the results of the biennial Say on Pay votes in their future compensation policies and decisions.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;
•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including the Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to the Named Executive Officers and other executive officers.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

In 2013, the Compensation Committee retained Longnecker & Associates (“Longnecker”) to advise on executive and board compensation matters. During 2013, Longnecker attended the Compensation Committee meetings and was instructed to:

•	Conduct a peer review analysis to determine the reasonableness and applicability of peer companies for compensation comparison purposes;
•	Conduct a market competitive compensation analysis including base salary, annual incentives and long-term incentives for non-CEO Named Executive Officers; and
•	Analyze the market competitiveness of total direct compensation packages (annual retainer, board meeting fees, committee meeting fees and equity awards) provided to Nexstar’s non-executive Directors.

The Compensation Committee continues to utilize the in depth review and analysis provided by Longnecker in its decisions on executive and board compensation matters.

In 2014, the Compensation Committee retained Hay Group, a management consulting firm, to advise on matters related to the Executive Employment Agreement with Perry A. Sook, the Company's President and Chief Executive Officer, and to assist with the development of our 2015 Long Term Equity Incentive Plan, which is presented for stockholders’ approval in this Proxy Statement.

Defining the Market—Benchmarking

In 2013, the Compensation Committee, working with Longnecker, performed the annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements within our executive compensation program. As a result of the recent increases in Nexstar’s capitalization and its growing digital media business, the Compensation Committee instructed Longnecker to conduct a benchmarking review to analyze the proxy information of 16 diverse media companies that either have a broadcast, communication, entertainment or media component (“peer group”), as disclosed in their most recent proxy information filing with the SEC. The peer group is comprised of the companies in the table below:

Belo Corp(1)	Meredith Corp
Cumulus Media	National CineMedia
DreamWorks Animation	New York Times Co
Hemisphere Media Group	Pandora Media
LIN TV(2)	Regal Entertainment Group
Live Nation Entertainment	Scholastic Corp
Loral Space and Communications	Sinclair Broadcast Group
MDC Partners	Starz

(1)	During 2013, Belo was acquired by Gannett Co., Inc.
(2)	During 2014, LIN TV was acquired by Media General, Inc.

In 2014, the Compensation Committee continued to utilize Longnecker’s report in assessing the competitiveness and reasonableness of our executive compensation.

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed. One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

Compensation Risk Considerations

The Compensation Committee has assessed the level of risk associated with the Company’s executive incentive programs to ensure that the design of these programs does not encourage executives to subject the Company to unacceptable levels of business risk. It is the Committee’s opinion that the current incentives offered to executives are balanced in such a way so as not to create a conflict between executive and stockholder interests. Annual cash bonuses are based primarily on current year net revenues and Adjusted EBITDA, which are short-term measures. These short-term incentives are balanced out by the long-term incentives offered to executives in the form of stock options and RSUs. The options and RSUs generally vest over a four to five year period and encourage executives not to take risks that would jeopardize the future growth and profitability of the Company.

Determination of Compensation

The Compensation Committee reviewed compensation levels for the Named Executive Officers for 2012 through 2014 and considered various factors, including the executive’s job performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or RSUs.

Key Metrics Used for Performance Measures

The Company utilizes net revenue and Adjusted EBITDA as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as income from operations, plus depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments. Both of these measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Stock Options;
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

The annual base salary of the Company’s Named Executive Officers is established by individual employment agreements (see the “Employment Agreements” section of this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies. Under each employment agreement, base salaries are increased on an annual basis. Annual salary increases for the Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

Annual Cash Bonuses

Under the terms of their employment agreements, each Named Executive Officer is eligible to earn a targeted annual cash bonus up to an amount equal to a specified percentage of such executive’s salary. The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out, with net revenues and Adjusted EBITDA as the primary performance measures. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer, with the approval of the Compensation Committee, may increase the annual bonus paid to our other Named Executive Officers, and the Compensation Committee may increase the annual bonus paid to our Chief Executive Officer. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. However, the Company does not utilize defined formulas to determine what percentage of the target bonuses will be paid to its executive officers, including its Named Executive Officers. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to Named Executive Officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of the Named Executive Officers, as well as feedback from the full Board of Directors, regarding each Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

For 2014, performance bonuses were paid to all of the Named Executive Officers at amounts representing the full target percentage for the Named Executive Officer, plus additional amounts. The Compensation Committee selected these bonus amounts for 2014 due to the performance of the Company, as well as the individual performance of the executives.

The Company’s performance in 2014 substantially met the expectations set by the Board of Directors. Net revenue for 2014 of $631.3 million substantially met our budget of $638.1 million and, excluding political revenue, was a $69.8 million increase over 2013. The Company realized an increase in retransmission fee revenues of 53.2% over 2013 due to successful negotiation of expiring contracts and an incremental revenue from our newly acquired stations. In addition, Nexstar realized an increase in digital media revenue of 51.4% over 2013 primarily due to acquisitions of new stations in 2014 and 2013.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management and simultaneously developing new local marketing solutions for our customers. Our budgeted Adjusted EBITDA for 2014 of $238.0 million, compared with actual Adjusted EBITDA of $234.7 million, was substantially met as the Company continued to invest for long-term growth.

In 2014, the Company successfully completed its acquisitions of or entry into programming, sales and other services agreements to 13 television stations and two digital multi-cast channels, which introduced the Company’s penetration into two additional states and created a virtual duopoly in four markets. Also in 2014, the Company expanded its digital media portfolio and acquired Internet Broadcasting Systems, Inc., a digital publishing platform and digital agency services provider, and Enterprise Technology Group, Inc., a digital content management firm that offers solutions for media companies to build a presence on the web and in the mobile content sector. In addition, effective January 1, 2015, the Company closed the largest acquisition in the Company's history, adding 18 stations in nine markets, from Communications Corporation of America. During 2014, the Company continued to focus on growing free cash flow and remained disciplined in managing costs. As a result, 2014 full year free cash flow rose 88.1% to $159.7 million.

The above factors were considered in determining the levels of performance bonuses paid to each of the Named Executive Officers, along with each executive’s individual performance and contribution to achievement of the goals of the Company. Each Named Executive Officer contributed significantly to our 2014 initiatives, including our acquisitions and integration of acquired or newly serviced stations, our organic growth, and our free cash flow growth. Due to the level of incremental effort arising from these initiatives and their favorable impact to the Company in 2014 and for future operations, the Compensation Committee determined that bonuses above the established targets were warranted.

Stock-Based Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the four non-CEO Named Executive Officers based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. The Compensation Committee grants stock-based awards to the Chief Executive Officer primarily based on the overall performance of the Company. As with cash bonuses, there is no defined formula for how many stock-based awards will be granted to a Named Executive Officer.

The Company currently maintains one equity compensation plan - the 2012 Plan, which provides for the granting of stock options, stock appreciation rights, restricted stock and performance awards. Awards made under the Company’s equity plans have consisted almost exclusively of non-qualified stock options and RSUs. Stock option awards and RSUs vest ratably over four to five years, dependent on continued employment. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The provisions of the 2012 Plan limit the number of awards that may be granted to any one individual in a calendar year to 1,000,000 shares. We are asking stockholders to approve our 2015 Long-Term Equity Incentive Plan which has similar provisions as are found in the 2012 Plan.

In January 2014, each of our non-CEO Named Executive Officers received a grant of stock options and, in August 2014, one of our non-CEO Named Executive Officers received a grant of RSUs in recognition of their past contributions to the Company and in anticipation of their continuing efforts.

Perquisites and Other Compensation

All other compensation for the Named Executive Officers includes automobile allowances paid by the Company, the value of the personal use of an automobile, the group life insurance paid by the Company and 401(k) matching contributions made by the Company.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us, last renewed on January 29, 2015. The term of the renewed agreement expires on January 15, 2019 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,400,000 in 2015 and $1,500,000 in 2016 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $1,400,000 for 2015 and $1,500,000 for 2016 and thereafter, upon achievement of goals established by our Board of Directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years. Under the terms of Mr. Sook’s previous employment agreement dated September 11, 2012, Mr. Sook’s base salary for 2014 was $1,300,000 and he was eligible to earn a targeted annual bonus of $1,300,000 for 2014.

Thomas E. Carter

Mr. Carter is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us, which was renewed on August 1, 2014. The term of the new agreement expires on August 3, 2018 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Carter’s base salary is $550,000 from August 3, 2014 through August 2, 2015, $575,000 from August 3, 2015 through August 2, 2016, $600,000 from August 3, 2016 through August 2, 2017 and $625,000 after August 2, 2017. In addition to his base salary, Mr. Carter is eligible to earn a targeted annual bonus of $275,000 for fiscal 2014, $287,500 for 2015, $300,000 for 2016 and $312,500 for 2017 and thereafter, at the discretion of our Chief Executive Officer and the Compensation Committee of the Board of Directors of the Company, based on Mr. Carter’s achievement of goals established by our Chief Executive Officer and the Compensation Committee. In the event of termination for reasons other than cause, or if Mr. Carter resigns for good reason, as defined in the agreement, Mr. Carter is eligible to receive his base salary for a period of one year. Mr. Carter’s base salary from August 3, 2013 through August 2, 2014 was $430,000 under his previous agreement dated August 3, 2009.

Timothy C. Busch

Mr. Busch is employed as Executive Vice President and Co-Chief Operating Officer under an employment agreement with us, last renewed on May 31, 2013. The term of the agreement expires on June 1, 2018 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $425,000 from June 1, 2013 through May 31, 2014, $435,000 from June 1, 2014 through May 31, 2015, $445,000 from June 1, 2015 through May 31, 2016, $455,000 from June 1, 2016 through May 31, 2017 and $475,000 thereafter. In addition to his base salary, Mr. Busch is eligible to earn a targeted annual bonus of $212,500 for 2013, $217,500 for 2014, $222,500 for 2015, $227,500 for 2016 and $237,500 for 2017 and thereafter, at the discretion of our Chief Executive Officer, based on Mr. Busch’s attainment of goals set by our Chief Executive Officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year.

Brian Jones

Mr. Jones is employed as Executive Vice President and Co-Chief Operating Officer under an employment agreement with us, last renewed on May 31, 2013. The term of the agreement expires on June 1, 2018 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $425,000 from June 1, 2013 through May 31, 2014, $435,000 from June 1, 2014 through May 31, 2015, $445,000 from June 1, 2015 through May 31, 2016, $455,000 from June 1, 2016 through May 31, 2017 and $475,000 thereafter. In addition to his base salary, Mr. Jones is eligible to earn a targeted annual bonus of $212,500 for 2013, $217,500 for 2014, $222,500 for 2015, $227,500 for 2016 and $237,500 for 2017 and thereafter, at the discretion of our Chief Executive Officer, based on Mr. Jones’ attainment of goals set by our Chief Executive Officer. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year.

Thomas O’Brien

Mr. O’Brien is employed as Executive Vice President, Digital Media and Chief Revenue Officer under an employment agreement with us, effective as of November 1, 2013. The term of the agreement expires on October 31, 2018 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. O’Brien’s base salary is $415,000 from November 1, 2013 through October 31, 2014, $425,000 from November 1, 2014 through October 31, 2015, $435,000 from November 1, 2015 through October 31, 2016, $445,000 from November 1, 2016 through October 31, 2017 and $455,000 thereafter. In addition to his base salary, Mr. O’Brien is eligible to earn a targeted annual bonus in an amount up to fifty percent of his base salary, at the discretion of our Chief Executive Officer and with the approval of the Compensation Committee, based on, among other things, whether the Company achieved its revenue and profit goals for such fiscal year. In the event of termination upon change of control or for reasons other than cause, or if Mr. O’Brien resigns for good reason, as defined in the agreement, Mr. O’Brien is eligible to receive his base salary for a period of one year.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2014, 2013, and 2012 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Perry A. Sook President, Chief Executive Officer and Director	2014	$1,295,385	$1,700,000	—	—	$11,025	$3,006,410
	2013	1,191,539	1,600,000	—	—	11,482	2,803,021
	2012	1,000,000	2,000,000	—	$7,371,000	11,327	10,382,327
Thomas E. Carter Chief Financial Officer and Executive Vice President	2014	473,846	500,000	$557,208	2,397,150	12,909	3,941,113
	2013	423,654	400,000	—	—	11,884	835,538
	2012	413,692	500,000	—	—	11,279	924,971
Timothy C. Busch Executive Vice President, Co-Chief Operating Officer	2014	430,385	400,000	—	1,278,480	4,867	2,113.732
	2013	404,231	325,000	—	—	5,617	734,848
	2012	375,423	350,000	—	—	5,206	730,629
Brian Jones Executive Vice President, Co-Chief Operating Officer	2014	430,385	400,000	—	1,278,480	13,972	2,122,837
	2013	404,231	325,000	—	—	13,811	743,042
	2012	375,423	350,000	—	—	10,802	736,225
Thomas O’Brien (1) Executive Vice President, Digital Media and Chief Revenue Officer	2014	416,154	250,000	—	1,278,480	12,444	1,957,078
	2013	49,481	40,000	—	—	1,073	90,554
	2012	—	—	—	—	—	—

(1)	Thomas O’Brien joined Nexstar in November 2013.
(2)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(3)	All Other Compensation consists of the following items:

	Year	Automobile Allowance (a) ($)	Life Insurance Premiums (b) ($)	Company Contributions to 401(k) Plans ($)	Total ($)
Perry A. Sook	2014	$4,121	$2,326	$4,578	$11,025
	2013	4,072	2,322	5,088	11,482
	2012	5,595	1,242	4,490	11,327
Thomas E. Carter	2014	7,154	1,115	4,640	12,909
	2013	6,000	1,032	4,852	11,884
	2012	6,000	552	4,727	11,279
Timothy C. Busch	2014	—	597	4,270	4,867
	2013	690	552	4,375	5,617
	2012	620	360	4,226	5,206
Brian Jones	2014	9,000	597	4,375	13,972
	2013	8,884	552	4,375	13,811
	2012	6,000	552	4,250	10,802
Thomas O’Brien	2014	9,000	247	3,197	12,444
	2013	1,073	—	—	1,073
	2012	—	—	—	—

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.

(b)Represents personal group life insurance premiums paid by the Company.

2014 GRANTS OF PLAN-BASED AWARDS

In January 2014, each of our non-CEO Named Executive Officers was awarded stock options. In addition, Thomas E. Carter was awarded RSUs on August 1, 2014. The following table sets forth information concerning grants of plan-based awards made to each of the non-CEO Named Executive Officers during the year ended December 31, 2014:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Thomas E. Carter	1/15/2014 8/01/2014	— 12,500	75,000 —	$46.03 n/a	$2,397,150 557,208
Timothy C. Busch	1/15/2014	—	40,000	46.03	1,278,480
Brian Jones	1/15/2014	—	40,000	46.03	1,278,480
Thomas O’Brien	1/15/2014	—	40,000	46.03	1,278,480

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2014 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

2014 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2014 concerning outstanding equity awards held by the Named Executive Officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Perry A. Sook	300,000	—		$4.90	12/19/2016	—		—
	300,000	—		4.56	12/20/2017	—		—
	500,000	500,000	(2)	9.60	9/11/2022	—		—
Thomas E. Carter	65,000	20,000	(3)	3.95	1/21/2020	12,500	(4)	$558,208
	—	75,000	(5)	46.03	1/15/2024	—		—
Timothy C. Busch	80,000	20,000	(6)	5.85	12/10/2020	—		—
	—	40,000	(5)	46.03	1/15/2024	—		—
Brian Jones	20,000	—		4.56	12/20/2017	—		—
	35,000	—		0.82	6/12/2019	—		—
	—	40,000	(5)	46.03	1/15/2024	—		—
Thomas O’Brien	—	40,000	(5)	46.03	1/15/2024	—		—

(1)	Stock options expire ten years from the date of grant.
(2)	250,000 stock options will vest and become exercisable on each of September 11, 2015 and 2016.
(3)	These stock options became fully vested and exercisable on January 21, 2015.
(4)	These RSUs will vest 25% annually beginning August 1, 2015.
(5)	These stock options will vest 25% annually beginning January 15, 2015.
(6)	These stock options will vest and become exercisable on December 10, 2015.

2014 OPTION EXERCISES

The following table sets forth information concerning option exercises and stock vested for each of the Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2014:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Perry A. Sook	400,000	18,666,000	—	—
Thomas E. Carter	30,000	1,458,000	—	—
Timothy C. Busch	45,000	2,191,000	—	—
Brian Jones	50,000	2,260,000	—	—
Thomas O’Brien	—	—	—	—

(1)

The “value realized” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of the Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined in the employment agreements, as follows: (1) change in control of the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus) and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of COBRA for one year with premiums paid by Nexstar.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2014 termination date.

	Death or Disability ($)	Change in Control ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)	Voluntary Termination With Good Reason ($)	Voluntary Termination Without Good Reason ($)
Perry A. Sook	—	$5,200,000	—	$5,200,000	$5,200,000	—
Thomas E. Carter	—	560,417	—	560,417	560,417	—
Timothy C. Busch	—	440,833	—	440,833	440,833	—
Brian Jones	—	440,833	—	440,833	440,833	—
Thomas O’Brien	—	637,500	—	637,500	637,500	—

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Broadcasting Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2014.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2014 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lisbeth McNabb, Chair
I. Martin Pompadur
Geoff Armstrong

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2014 and 2013 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2014 and 2013 for these various services were:

Type of Fees	2014	2013
Audit Fees(1)	$1,833,000	$1,731,000
Audit Related Fees(2)	—	—
Tax Fees(3)	289,839	245,906
All Other Fees(4)	1,800	1,800
Total	$2,124,639	$1,978,706

(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.

(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board of Directors has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, as the Audit Committee Charter already requires the Audit Committee to review all relationships and transactions in which the Company and our employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, our Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Nexstar is party to a retransmission consent agreement with Grande Communications Networks, Inc. (“Grande Communications”), a national cable systems operator. FCC rules require Nexstar to enter into either a retransmission consent or “must carry” agreement with every cable company that operates in any of its markets. Grande Communications operates in the Odessa-Midland, TX market. Accordingly, pursuant to FCC rules, Nexstar entered into retransmission consent agreement with this company. Revenue recognized from the Grande Communications agreement was $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Affiliates of ABRY hold a controlling equity stake in Grande Communications. One of our directors, Mr. Grossman, serves as Managing Partner of ABRY.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2014, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of April 17, 2015. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Broadcasting Group, Inc., attention: Tom Carter, Chief Financial Officer. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder Proposals for the 2016 Annual Meeting

Proposals of stockholders intended to be presented at the 2016 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on January 7, 2016 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Broadcasting Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to our Board of Directors. Such proposals and nominations for the 2016 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received not less than 60 days nor more than 90 days prior to the Annual Meeting. In the event that less than 70 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the Annual Meeting was mailed or such public announcement was made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Broadcasting Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Tom Carter, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Broadcasting Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

April 24, 2015

Annex A

NEXSTAR BROADCASTING GROUP, INC.
2015 LONG-TERM EQUITY INCENTIVE PLAN

Purpose.

This plan shall be known as the Nexstar Broadcasting Group, Inc. 2015 Long-Term Equity Incentive Plan (the “Plan”).  The purpose of the Plan shall be to promote the long-term growth and profitability of Nexstar Broadcasting Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, employees and consultants who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the long-term success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.  Grants of incentive stock options or non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, restricted stock units, performance awards, or any combination of the foregoing may be made under the Plan.

Definitions.

“Board of Directors” and “Board” mean the board of directors of the Company.

“Cause” means the occurrence of one or more of the following events:

the conviction of a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company;

substantial repeated failure to perform duties properly assigned, as determined by the Company;

gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or

any other material breach of a material provision of any written agreement with the Company or any of its subsidiaries or affiliates which is not cured within thirty (30) days after written notice thereof.

“Change in Control” means the occurrence of one of the following events:

if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

the stockholders of the Company approve and subsequently consummate a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or the entity surviving any merger with the Company) or a direct or indirect parent corporation of the Company (or the entity surviving any merger with the Company)) outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

the stockholders of the Company approve and effectuate a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale to an Exempt Person.

Notwithstanding the foregoing, a transaction or series of related transactions shall not constitute a Change in Control hereunder unless it or they also constitute a “change in control” within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, as further described in Section 3.

“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

“Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

“Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.  Notwithstanding the foregoing, a Participant’s incapacity shall not constitute a Disability hereunder unless it also constitutes a “disability” within the meaning of Section 409A of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

“Exempt Person” means (i) ABRY Broadcast Partners II, L.P. or ABRY Broadcast Partners III, L.P., (ii) any person, entity or group under the control of any party included in clause (i), or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

“Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sales price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

“Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

“Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

“Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

“Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

“Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance-Based Compensation” means any award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

“Performance Goals” means one or more goals set forth on Exhibit A that is established by the Committee as a contingency for an award to vest and become exercisable or distributable.

“Restricted Stock Unit” means an award granted pursuant to Section 8 that is a unit of measurement equivalent to one Share but with none of the attendant rights of a holder of a Share unless and until a Share is ultimately distributed in payment of the obligation (other than the potential right to receive dividend equivalent amounts in accordance with Section 8).

“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

“Shares” has the meaning set forth in Section 4.

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein.  Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.  To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee will qualify as (a) a Non-Employee Director, (b) an Outside Director and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable.  Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.  No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company.  The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

Shares Available for the Plan.

Subject to adjustments as provided in Section 15, a maximum number of 2,500,000 shares of Class A Common Stock of the Company (the “Shares”) may be issued pursuant to the Plan (the “Share Reserve”).  Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, then such unpurchased, or forfeited Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised.  If any grant under the Plan is forfeited or cash-settled for any reason, the number of such forfeited or cash-settled Shares will again be available for grant under the Plan.  Notwithstanding anything to the contrary contained herein, the following Shares will not be added to the Share Reserve: (i) Shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan, (ii) Shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligations with respect to any grant under the Plan, (iii) Shares subject to a SAR under the Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the Plan.

Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States).  Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ or service as a director or officer of, or in the performance of services for, the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time.  By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be).  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.  A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

Notwithstanding anything to the contrary in this Section 5, participants under the Plan will be subject, to the extent required by Section 162(m) of the Code for awards intended to qualify as Performance-Based Compensation, to the following individual participant limitations (or two times such applicable amount limitations with respect to the year in which the participant commences employment):

During any fiscal year, the maximum number of Shares subject to any award of options, SARs, Restricted Stock Units or restricted stock awards (in the latter two cases, for which the grant of such award or the lapse of the relevant restricted period is subject to the attainment of Performance Goals, that may be granted under the Plan, on a per award type basis, to any participant, will be 500,000 Shares (each of which will be subject to any further increase or decrease pursuant to Section 15).

There are no annual individual share limitations applicable to participants with respect to Restricted Stock Units or restricted stock awards for which the grant, vesting or payment (as applicable) of any such award is not intended to qualify as Performance-Based Compensation.

During any twelve month period, the maximum number of Shares subject to any performance awards under Section 9 intended to qualify as Performance-Based Compensation that may be earned under the Plan will be 500,000 Shares (which will be subject to any further increase or decrease pursuant to Section 15).

During any twelve month period, the maximum value of a cash payment earned with respect to a performance award granted under Section 9 intended to qualify as Performance-Based Compensation, per award type, will be $10,000,000.

The individual participant limitations set forth in this Section 5 (other than Section 5(d) above) will be cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve month period or fiscal year, as applicable.

Notwithstanding anything to the contrary, the maximum grant date fair value of any award granted to any Non-Employee Director during any calendar year will not exceed $500,000, such limit which, for the avoidance of doubt, applies to awards granted under this Plan only and does not include Shares granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

Incentive and Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto).    Notwithstanding anything to the contrary herein, the Committee may issue up to 2,500,000 Incentive Stock Options under the Plan.  The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent.  If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-

qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, and may not be less than 100% of the Fair Market Value of a Share as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a Share as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired.  An option shall not be considered to be exercised until payment of the exercise price and all applicable taxes required to be withheld in connection with such exercise.  Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of Share(s) (and not fractional Shares) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such Shares tendered in payment of the exercise price (and that such tendered Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) the Shares must be delivered to the Company.  Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, of such Shares from a brokerage account of the grantee to a brokerage account specified by the Company.  When payment of the exercise price is made by delivery of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares tendered in payment (plus any applicable taxes) shall be paid in cash by the grantee.  No grantee may tender Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of Shares at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise.  When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash by the grantee.  No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

Terms of Options.  The term during which each option may be exercised shall be determined by the Committee, but if required by the Code to be an Incentive Stock Option, no Incentive Stock Option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive

Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable after the expiration of five years from the date it is granted.  All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated in the option by the Committee.  The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments.  The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee.  Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

Termination; Forfeiture.

Death or Disability.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs shall not expire or terminate until the expiration date of the options or SARs.  Notwithstanding the foregoing, (1) if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code; and (2) if the Disability giving rise to the termination of the employment is in the meaning of Section 22(e)(3) of the Code, or any successor thereto, Incentive Stock Options not exercised by such participant within one year after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as non-qualified Stock Options under the Plan if required to be so treated under the Code.

Retirement.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee.

Discharge for Cause.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Other Termination.  Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

Change in Control.  If there is a Change in Control of the Company and a participant is terminated without Cause or upon death or Disability from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary following such Change in Control, all of the participant’s options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to 90 days after the date of termination, but in no event after the expiration date of the options or SARs.

Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option).  SARs shall be subject to such terms and conditions as the Committee may specify.  Unless otherwise specified by the Committee, Section 6(e) shall apply to SARs.  The exercise price of an SAR may not be less than 100% of the Fair Market Value of a Share as of the date of the grant of the SAR.

No SAR may be exercised unless the Fair Market Value of a Share on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond.  Prior to the exercise of the SAR and delivery of any Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable.  The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a Share the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised.  The Committee shall decide whether such distribution shall be in cash or in Shares having a Fair Market Value equal to such amount, or in a combination thereof.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a Share on that date exceeds the exercise price of the SAR or any related option, as applicable.  An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

Restricted Stock and Restricted Stock Units.

The Committee may at any time and from time to time grant Shares of restricted stock or Restricted Stock Units under the Plan to such participants and in such amounts as it determines.  Each grant of restricted stock or Restricted Stock Units shall specify the applicable restrictions on such award, the duration of such restrictions (which, in the case of vesting conditions, shall be at least one (1) year), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

To the extent required by applicable law, the participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares.  Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor.  Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one Share (“dividend equivalents”).  Except as otherwise provided in the award agreement evidencing the Restricted Stock Unit grant, (A) dividend equivalents shall be withheld by the Company for the participant’s account, and interest may be credited on the amount of cash dividend equivalents withheld at a rate and subject to such terms as determined by the Committee, and (B) dividend equivalents credited to a participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividend equivalents and earnings, if applicable, to the participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the participant shall have no right to such dividend equivalents. Upon vesting of any outstanding Restricted Stock Units (or such later time specified by the Committee), the Company shall deliver to the participant, or his or her beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit  and cash equal to any dividend equivalents credited with respect to each such Restricted Stock Unit in accordance with this Section 8 and the interest thereon or, at the discretion of the Committee, Shares having a Fair Market Value equal to such dividend equivalents and the interest thereon, if any; provided, however, that, the Committee may, in its sole discretion, explicitly provide in the applicable award agreement for payment in cash or part cash and part Shares for vested Restricted Stock Units.  If a cash payment is made in respect of a vested Restricted Stock Unit, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Stock Unit vested.

If there is a Change in Control of the Company and a participant is terminated without Cause or upon death or Disability from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary following such Change in Control, all of the participant’s awards of restricted stock or Restricted Stock Units shall become fully vested upon such termination.

Performance Awards.

Grant of Performance Awards.  Performance awards may be granted to participants at any time and from time to time as determined by the Committee.  Subject to the provisions of this Section 9, the Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a “performance cycle”).  Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance objective, as described below, factor (e.g., return on equity) selected by the Committee.

A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

Unless otherwise specified in an Award agreement, in the event of a Change in Control, a participant shall earn, at most no less than the portion of the performance award that the participant would have earned if the applicable performance cycle(s) had terminated as of the date of the Change in Control.

Performance Goals.

Establishment.  Performance Goals will be based on one or more of the factors listed hereto on Exhibit A. The Performance Goals with respect to a performance cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance objectives remain substantially uncertain.  Each agreement with a participant shall specify the number of performance awards to which it relates, the Performance Goals which must be satisfied in order for the awards to vest and the performance cycle within which such performance objectives must be satisfied.

Effect of Certain Events.  At the time of the granting of a performance award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the performance award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

Determination of Performance.  Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any performance award that is intended to constitute Performance-Based Compensation made to a participant who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goals have been satisfied to the extent necessary for such award to qualify as Performance-Based Compensation.

Vesting and Forfeiture.  Subject to Section 9(b)(iii), a participant shall become vested with respect to the performance awards to the extent that the Performance Goals set forth in the agreement are satisfied for the performance cycle.

Payment of Awards.  Subject to Section 9(b)(iii), payment to participants in respect of vested performance awards shall be made as soon as practicable after the last day of the performance cycle to which such award relates but in no event after the fifteenth day of the third month following the end of the taxable year of the Company in which the applicable Performance Goal is obtained.  Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

Non-transferability.  Until any restrictions upon the performance awards awarded to a participant shall have lapsed, such awards shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the participant.  The Committee may also impose such other restrictions and conditions on the awards, if any, as it deems appropriate.

Taxes.

Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver Shares (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, or the settlement of Restricted Stock Units, as the case may be.  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the Shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.  In the event a participant elects to deliver or have the Company withhold Shares pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

Company Requirement.  The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the participant make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

Written Agreement; Vesting.

Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.  Notwithstanding anything to the contrary in this Plan, each agreement will require that an award be subject to a minimum vesting period of at least one (1) year commencing from the date of grant.  For the purpose of clarity, this Section 10 will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan in connection with a Change in Control.

Transferability.

Unless the Committee determines otherwise, no option, SAR, performance award, or restricted stock or Restricted Stock Unit granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or, with respect to such grants other than grants of Incentive Stock Options, to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code.  Unless the Committee determines otherwise, an option or SAR may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option or SAR by gift or qualified domestic relations order; by his or her executor or administrator the executor or administrator of the estate of any of the foregoing or any person to whom the option is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder.  All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award, or restricted stock, Restricted Stock Unit granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such option, SAR, performance award, or restricted stock, or Restricted Stock Unit shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, or restricted stock or Restricted Stock Unit grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award or Restricted Stock Unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, extraordinary cash dividend, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs.  Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.  In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash) equal to the intrinsic value of such award.

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options or SARs under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option or SAR holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind.  Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

Amendment and Termination of the Plan.

The Board or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of any exchange on which the Common Stock is then listed.

Amendment or Substitution of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Sections 13 and 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent.  Notwithstanding the foregoing, an outstanding SAR or option may not be modified to reduce the exercise price thereof, a new SAR or option may not, at a lower price, be substituted for a surrendered SAR or option and an outstanding SAR or option for which the exercise price is higher than the Fair Market Value of such award may not be cancelled for cash or another award (other than adjustments or substitutions in accordance with Section 15), each unless such action is approved by the stockholders of the Company.

Commencement Date; Termination Date.

The date of commencement of the Plan shall be the later of date it is approved by (i) the Board, or (ii) the Company’s shareholders.  The Plan will also be subject to reapproval by the shareholders of the Company when and as required by the Code.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate ten years after the earlier of (i) commencement date of the Plan or (ii) shareholder approval.  No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

Clawback.

Notwithstanding any other provisions in this Plan, any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 409A.

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless any applicable laws require otherwise.  Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the participant’s separation of service (within the meaning of Section 409A) shall instead be paid on the first payroll date after the six-month period following the participant’s separation from service (or the participant’s death, if earlier).  Notwithstanding anything to the contrary contained herein, the Board may (but shall not be required to) amend the Plan and/or any award without obtaining the consent of any participant to the extent necessary (as determined by the Committee in its sole discretion) to meet the requirements of Section 409A of the Code and the guidance issued thereunder such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to transactions contemplated by the Plan or any participant’s award Agreement with respect to an award or shares underlying such award.  The Company and its Subsidiaries and their respective employees, officers and directors shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Company to so comply.

Governing Law.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or other substantive provisions of federal law, the Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of awards intended to be “performance-based compensation” under Section 162(m) of the Code, will be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof;
•	earnings (either in the aggregate or on a per share basis);
•	operating income or profit;
•	underwriting income or profit;
•	profitability ratios;
•	gross income;
•	net income (before or after taxes);
•	cash flow (including annual cash flow provided by operations);
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	any other return measures;
•	net revenues;
•	gross revenues;
•	annual net income to shares of Common Stock;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	license revenues;
•	Changes in annual revenue;
•	sales or market share;
•	total stockholder return, including return on assets, investment, invested capital, and equity (including income applicable to common stockholders or other class or stockholders);
•	share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);
•	economic value added;
•	operational performance measures;
•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;
•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a share of Common Stock;
•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion.  In addition, awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other companies.  With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

ANNUAL MEETING OF STOCKHOLDERS OF June 11, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/65336K Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330330000000000000 0061115 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2), (3) AND (4). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect the following nominees as Class III members of the Board of Directors (except as marked below), for a term of three years. NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) O Perry A. Sook O Geoff Armstrong O Jay M. Grossman 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. 3. Approval, by non-binding vote, of executive compensation. 4. To approve the 2015 Long-Term Equity Incentive Plan. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. FOR AGAINST ABSTAIN INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

NEXSTAR BROADCASTING GROUP, INC. 545 E. John Carpenter Freeway, Suite 700 Irving, TX 75062 2015 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Thomas E. Carter, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Broadcasting Group, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on Thursday, June 11, 2015 or at any adjournment(s) or postponement(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) COMMENTS: 1.1 14475